                           ARTICLES OF INCORPORATION

                                      OF

                               HIGH COTTON, INC.

                                      I.

               The name of the Corporation is High Cotton, Inc.

                                      II.

               The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                     III.

               The Corporation shall have perpetual duration.

                                      IV.

               The Corporation is organized for the following purpose or purposes:

                                    To produce and direct concerts, fairs,
                           stage shows and the performing arts, including but not limited to acting as agent, general manager, consultant and joint venturer of entertainers and artistic productions;

                                    To acquire by purchase, exchange, lease,
                           devise, or other means, and to hold, own, maintain, manage, improve, develop and operate, and to sell, transfer, convey, lease, mortgage, exchange or otherwise dispose of or deal in or with, real property, wherever situated, and any and all rights, interests or privileges therein; and to erect, construct, make, improve and operate, or to aid or subscribe toward the erection, construction, making, improvement and operation of offices, warehouses, plants, mills, stores, laboratories, studios, workshops, buildings, and other establishments and installations, and equipment, machinery, apparatus and any other facilities, of every kind and description;

                                    In general, to carry on any other lawful
                           business whatsoever, and to have, enjoy, and exercise all the rights, powers, and privileges which are now or which may hereafter be conferred upon corporations organized under the Georgia Business Corporation Code.

                                      V.

                  The authorized capital stock of the Corporation shall be $10,000.00, which shall consist of 10,000 shares of $1.00 par value common stock.
                                      VI.

                  The Corporation shall not commence business until it shall have received not less than Five Hundred Dollars ($500.00) in payment for the issuance of shares of stock.

                                     VII.

                  The initial registered office of the Corporation is 2400 First Atlanta Tower, Atlanta, Georgia 30383, located in Fulton County. The initial registered agent of the Corporation is Harry L. Hickson, whose written consent to such appointment is attached to these Articles of Incorporation.

                                     VIII.

                  The number of directors constituting the initial Board of Directors shall be one (1) and the name and address of each member of the initial Board of Directors is:


                  NAMES                             ADDRESSES
                  Alex Cooley                       1593 Monroe Drive
                                                    Atlanta, Georgia   30324

                                      IX.

               The name and address of the Incorporator of the Corporation is:


                  NAME                              ADDRESS
                  Harry L. Hickson                  2400 First Atlanta Tower
                                                    Atlanta, Georgia  30383

                                      X.

                  None of the holders of the capital stock of the Corporation shall be entitled, as a matter of right by virtue of their holding of capital stock of the Corporation, to purchase, subscribe for or otherwise acquire: (i) any new or additional shares of stock of the Corporation of any class; or (ii) any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares; or (iii) any shares, evidences of indebtedness or other securities convertible into or carrying options to purchase, subscribe for or otherwise acquire any such new or additional shares.

                                      XI.

                  The Board of Directors of the Corporation may, from time to time, and at its discretion, distribute a portion of the assets of the Corporation to its shareholders out of the capital surplus of the Corporation.

                                     XII.

                  The Board of Directors of the Corporation may, from time to time, and at its discretion, cause the Corporation to purchase its own shares to the extent of unreserved and unrestricted capital surplus available for said purchase.

                                     XIII.

                  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) Under Section 14-2-154 of the Georgia Business Corporation Code (as in effect and as hereafter amended), or (iv) for any transaction from which the director derived an improper personal benefit. If the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of

Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

                  IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on August 25, 1988.

                                                      /s/ Harry L. Hickson
                                                      -------------------------
                                                      Harry L. Hickson
                                                      Incorporator